American Heritage™ Sells out Inventory and Provides Corporate Update

LAS VEGAS – March 21, 2014 – American Heritage International Inc. ‘America’s Original E-Cig™’, (“American Heritage”) (OTCQB: AHII), is pleased to announce that it has: sold out its initial inventory of 20,800 ‘Sticks’; will receive its next shipment of 50,000 ‘Sticks’ by the end of March and, due to increasing demand, has placed a much larger order for 100,000 ‘Sticks’ to be received in April.

American Heritage also announces it has received $500,000 pursuant to a non-brokered private placement.

Anthony Sarvucci, CEO of American Heritage, said, "Our distributors are very excited about the demand for our American Heritage™ brand of premium disposable cigarettes. Consumer feedback has been excellent as our brand of electronic cigarette closely mirrors the look, feel and taste of a traditional tobacco cigarette like no other product on the market today. With our recent financing of $500,000 we can continue to meet the growing demand."

About American Heritage International Inc.

American Heritage "America's Original E-Cig™" is a publicly traded company that manufactures, distributes and sells the American Heritage™ brand of disposable premium electronic cigarettes. American Heritage is currently in an advantageous position to become one of the leaders in the fast growing electronic cigarette industry.

American Heritage's disposable premium electronic cigarettes have combined authentic true to life flavor with a soft filter which has pushed it to the forefront in terms of genuine look, feel and taste.All of American Heritage's ingredients are food grade quality and 100% produced in America for a safer and more enjoyable experience than the majority of its competitors can provide.

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Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although management believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the company’s annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

American Heritage International Inc.

Vincent Bonifatto

(702) 726-6836

press@americanheritageonline.com

Tivoli Village, 410 South Rampart Rd, Ste 390

Las Vegas, NV 89145